Shengtai Pharmaceutical Reports Financial Results for Full Year Fiscal 2010

WEIFANG, Shandong, China, September 29, 2010 -- Shengtai Pharmaceutical, Inc. (OTC Bulletin Board: SGTI) (''Shengtai'' or ''the Company''), a manufacturer and distributor in China of glucose and starch as pharmaceutical raw materials and other starch and glucose products, today reported financial results for the twelve months ended June 30, 2010.

Full Year Fiscal 2010 Results

Sales revenue for the fiscal year ended June 30, 2010 was $ 115,953,948, an increase of $ 42,632,086, or 58% compared with the corresponding period in 2009. The increase in sales revenue resulted from the increase of the Company’s sales volume and selling prices. Net sales from exports for the year ended June 30, 2010 increased approximately 131% compared with the same period in 2009. The increase is attributable to the recovery of the global economy. Domestic sales for cornstarch and other products for the year ended June 30, 2010 increased approximately 55% compared with the same period last year. The increase in domestic sales was attributable to the higher demand for the Company’s products and increase in unit sales prices.

Costs of goods sold for the year ended June 30, 2010 was $98,276,190, an increase of $32,476,704, or 49% compared with the corresponding period in 2009. The increase in cost of sales was lower than the increase in net sales.  As a result, the gross profit for the year ended June 30, 2010 was $17,677,759, an increase of $10,155,383, or 135%, compared with the same period in 2009, and the gross profit margin for the year ended June 30, 2010 was 15.2%, an increase from 5.0% for the same period in 2009.

Net profit for fiscal 2010 was $3,198,981 or 0.17 per share as compared to a net loss of $2,663,888 or $0.14 per share for fiscal 2009.

Net cash from operating activities for fiscal year 2010 was $9,578,970 compared to $1,287,385 from in operating activities for fiscal year 2009, an increase of $8,291,585.

Net cash used in investing activities for fiscal 2010 was $16,576,493 compared to $1,432,818 used in investing activities for fiscal year 2009.  The investing activities helped the company increase its production capacity via purchase of equipments and optimization in production process.

Management Comments

Commenting on the operating and financial results, Qingtai Liu, CEO of Shengtai Pharmaceuticals stated, "We are continuing our global expansion and diversification strategies which are currently benefiting from strong market growth. During this past year we increased our production of pharmaceutical grade glucose products, in particular dextrose monohydrate. Dextrose monohydrate is one of the five most important medical prescriptions in the PRC and one of the most widely used pharmaceutical products for restorative and nutritional purposes. It is used as a raw material in a wide array of pharmaceutical products such as transfusions and intravenous drips. Our cornstarch production capacity has been enhanced to 300,000 tons a year.”

Mr. Liu continued, “Our return to profitability is a combination of our cost controls, diversified product lines and numerous sales initiatives. Our glucose facility allows us to use self-produced cornstarch to produce glucose and to be able to ensure the adequacy and quality of the cornstarch we use. Since cornstarch is produced on our premises, we are able to eliminate costs to ship the cornstarch to our glucose production facility, thus resulting in lower manufacturing costs.

“We are currently applying new production technology to recycling of our waste water and byproducts. At the same time, we are improving overall production efficiency by analyzing and ameliorating inefficient production processes. Environment protection and production efficiency are important in our growth,” concluded Mr. Liu.

A conference call to further discuss earnings will be held Thursday, September 30th at 8:00 A.M. Eastern Time.

To participate, please call the following numbers ten minutes before the call start time:

               Phone Number + 1 (877) 407-8035 (North America)
               Phone Number + 1 (201) 689-8035 (International)

A replay of the call will be available through October 7, 2010, at 11:59 P.M. Eastern Standard Time. For the replay, please call:

               Phone Number +1 (877) 660-6853 (North America)
               Phone Number +1 (201) 612-7415 (International)
               Account Number: 286
               Conference ID Number: 357935

About Shengtai Pharmaceutical, Inc.

Shengtai Pharmaceutical, Inc. through its wholly owned subsidiary, Shengtai Holding, Inc. (SHI), and the Chinese operating company of Weifang Shengtai Pharmaceutical Co., Ltd., is a manufacturer and distributor in china of glucose and starch products as pharmaceutical raw materials, other starch products and other glucose products such as corn meals, food and beverage glucose and dextrin. For more information about Shengtai Pharmaceutical, Inc., please visit http://www.shengtaipharmaceutical.com.

Forward Looking Statements

Certain statements in this press release and oral statements made by the Company constitute forward-looking statements concerning the Company’s business and products. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the pharmaceutical industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large-scale implementation of the Company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Contacts:
Shengtai Pharmaceutical, Inc.
Mr. Hu Ye
Chief Financial Officer
Tel: 86-13911573505
Email: shengtaicfo@hotmail.com

Shengtai Pharmaceutical, Inc.
Ms. Cherry Shuzhen Ge
Investor Relations Manager
Tel: 86-0536-6295802
Email: shengtaigsz@hotmail.com

Investor Relations
DME Capital LLC
David Elias
516-967-0205
Email: dave@dmecapital.com